EXHIBIT 99.1
News Release

BOARDWALK ANNOUNCES OFFERING OF 6,000,000 COMMON UNITS

HOUSTON, Nov. 1, 2007 — Boardwalk Pipeline Partners, LP (NYSE: BWP) today announced that it has priced a public offering of 6 million common units representing limited partner interests. Citigroup Global Markets Inc., Lehman Brothers Inc., and Morgan Stanley & Co. Incorporated are acting as joint book-running managers of this offering. The closing of this transaction is scheduled for November 7, 2007, subject to customary closing conditions. Boardwalk plans to use the net proceeds of the offering, including the general partner's proportionate capital contribution, to fund a portion of the cost of its expansion projects. This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities. The offer is being made only through the prospectus supplement and accompanying base prospectus, which is part of a registration statement that became effective on March 5, 2007. A copy of the prospectus supplement and accompanying base prospectus relating to this offering - when available - may be obtained from:
•	Citigroup Global Markets Inc., Brooklyn Army Terminal, Attn: Prospectus Delivery Department, 140 58th Street, Brooklyn, NY 11220;

•	Lehman Brothers Inc., c/o Broadridge Financial Services, Prospectus Fulfillment, 1155 Long Island Avenue, Edgewood, NY 11717. By email at Qiana.Smith@Broadridge.com, or by fax at (631) 254-7140; or

•	Morgan Stanley & Co. Incorporated, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014. By email at prospectus@morganstanley.com.

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Boardwalk Pipeline Partners, LP is a master limited partnership engaged through its subsidiaries, Texas Gas Transmission, LLC and Gulf South Pipeline Company, LP, in the interstate transportation and storage of natural gas. Boardwalk's two interstate natural gas pipeline systems have approximately 13,400 miles of pipeline and underground storage fields with aggregate working gas capacity of approximately 146 Bcf.

This press release contains forward-looking statements relating to expectations, plans or prospects for Boardwalk Pipeline Partners, LP and its subsidiaries. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the company's control and the risk factors and other cautionary statements discussed in Boardwalk's filings with the U.S. Securities and Exchange Commission.

CONTACT:

Jamie Buskill

Sr. Vice President and Chief Financial Officer

270-688-6390

Or

Monique Vo

Investor Relations

866-913-2122